Exhibit 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into on February 18, 2016 (the “Agreement Date”), by and between EVINE Live Inc., a Minnesota corporation (the “Company”), and G. Russell Nuce (“Executive”). The Company and Executive may be referred to individually, as a “Party” and collectively, as the “Parties”.

WHEREAS, Executive serves as the Executive Vice President & Chief Strategy Officer for the Company; and

WHEREAS, at the Company’s request, Executive has, subject to the terms of this Agreement, tendered his resignation from the Company and from all position he holds as an officer or director of the Company, and the Company and its Board of Directors (the “Board”) have accepted Executive’s resignation; and

WHEREAS, the Parties desire to amicably resolve any dispute arising out of Executive’s employment and resignation thereof, with the understanding that such resolution shall not constitute evidence of or be an admission of wrongful conduct, liability, or fault on the part of Executive or the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.          Resignation of Employment.

Executive hereby resigns effective February 8, 2016 from his position as the Executive Vice President & Chief Strategy Officer, as an employee, and all other titles, positions and appointments Executive may hold with the Company or any of its subsidiaries or affiliates (the “Resignation Date”). The Company shall promptly pay to Executive all accrued but unpaid base salary, as well as all outstanding expense reimbursements consistent with the Company’s normal expense reimbursement policies.

2.          Severance Pay and Benefits. Executive is a participant in the Company’s Executives’ Severance Benefit Plan (the “Severance Plan”). In return for the execution of this Agreement and Executive honoring all of the terms and conditions of this Agreement, the Company shall provide to Executive the following severance pay and benefits, which shall be in full satisfaction of Executive’s entitlements under the Severance Plan:

(a)          Severance Pay of $375,000.00, which is one times Executive’s annual Base Salary (the “Severance Pay”). Subject to Section 2(g), the Company shall issue this Severance Pay in a lump sum, less applicable withholdings, on its first payroll date following expiration of all applicable rescission periods set forth in the Release of Claims in favor of the Company attached as Exhibit A hereto (the “Release of Claims”), provided Executive has complied with the requirements of Section 2(e).

(b)          Severance Bonus Pay of $225,000.00, which is one times Executive’s target annual incentive bonus (the “Severance Bonus Pay”). Subject to Section 2(g), the Company shall issue $155,000 of this Severance Bonus Pay in a lump sum, less applicable withholdings, on its first payroll date following expiration of all applicable rescission periods set forth in the Release of Claims, and shall issue the remaining $70,000 of this Severance Bonus Pay in a lump sum, less applicable withholdings, on its first payroll date following the six month anniversary of the Resignation Date, in each instance provided Executive has complied with the requirements of Section 2(e).

(c)          Executive’s health coverage under the Company’s group health plan will terminate on the last day of the calendar month in which Executive’s Resignation Date occurred. Provided Executive elects continuation coverage pursuant to COBRA or similar state laws and timely completes and returns to the Company the documents and payments required for such election, Executive shall only be charged or responsible for paying a portion of Executive’s medical and/or dental insurance coverage pursuant to COBRA, and the basic life insurance coverage under the employer-provided group life insurance plan, so that Executive will be responsible for paying the same amount as Executive would have paid as an active employee plus any vendor administrative fee, for a period of twelve (12) months after the Resignation Date (the “Severance Benefits”). Nothing herein shall be construed to extend the period of time over which such COBRA continuation coverage may be provided to Executive and/or his dependents beyond that mandated by law and, provided further, that Executive shall be required to pay the entire cost of COBRA continuation coverage for any time following the date on which the Company’s contribution obligation hereunder ceases.

(d)          Executive and the Company agree that:

(i)          On November 17, 2014, Executive was granted 79,916 Restricted Stock Units (“RSUs”) under the Company’s 2011 Omnibus Incentive Plan, as amended (the “Plan”) pursuant to a Restricted Stock Unit Award Agreement (the “RSU Award”). As of the Resignation Date, none of the RSUs are vested and the RSUs shall be forfeited in their entirety;

(ii)         In March of 2015, Executive was awarded an incentive stock option (the “Option”) under the Plan to purchase 36,497 shares of the Company’s common stock. As of the Resignation Date, all of the shares subject to the Option are unvested and the Option shall be forfeited in its entirety; and

(iii)        In March of 2015, Executive was granted 22,074 Performance Stock Units (“PSUs”) under the Plan pursuant to a Performance Stock Unit Award Agreement (the “PSU Award”). As of the Resignation Date, none of the PSUs are vested and the PSUs shall be forfeited in their entirety.

(e)          Notwithstanding the foregoing provisions of this Section 2, the Company shall not be obligated to provide to Executive any Severance Pay, Severance Bonus Pay or Severance Benefits under this Section 2 unless (i) Executive signs and delivers the Release of Claims; (ii) Executive has not revoked the Release of Claims; (iii) the rescission periods provided by law have expired; and (iv) Executive is in compliance with the terms of this Agreement as of the dates of the payments. The Parties agree that Executive, through his counsel, received this Agreement and Release of Claims on February 4, 2016, and any requested changes or modifications by Executive shall not extend the 21 day consideration period referenced in Section 5(b) of the Release of Claims.

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(f)          If Executive is in breach of the obligations under Sections 6(f) or 9 of the Severance Plan, then, in addition to other available remedies under applicable law, Executive shall cease to be eligible for the Severance Pay, Severance Bonus Pay and Severance Benefits under this Section 2 and, upon the Company’s written request, must promptly repay to the Company any Severance Pay, Severance Bonus Pay and/or Severance Benefits previously received under this Section 2. Notwithstanding and without limiting the foregoing, Executive shall retain $5,000.00 of the Severance Pay previously paid to Executive as good and valuable consideration for Executive’s execution of the Release of Claims in favor of the Company as set forth in Exhibit A attached hereto.

(g)          Executive acknowledges and agrees that Executive is considered a “specified employee” within the meaning of Section 409A as of the Resignation Date. As a result, notwithstanding the foregoing, the payment of any amounts under this Section 2 that is considered deferred compensation subject to 409A and is to be paid on account of Executive’s separation from service shall be deferred, as required by Section 409A(a)(2)(B)(i) of the Code, for six (6) months after the Resignation Date or, if earlier, Executive’s death (the “409A Deferral Period”). To the fullest extent permissible under 409A, the Company shall make any payments to Executive under this Section 2 prior to expiration of the 409A Deferral Period. Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the date after the 409A Deferral Period expires, and the balance of any payments shall be made as described herein.

3.          Continued Obligations.

The payments to be made under this Agreement shall continue to be subject to the terms of Sections 6(f) and 9 of the Severance Plan. The Company agrees that it shall instruct its Board members and officers not to disparage Executive. Nothing herein or under Section 6(f) of the Severance Plan shall prevent the Company (including its Board members and officers) or Executive from responding or answering truthfully if required by applicable law or compelled by process of law. Executive agrees that such terms and conditions are reasonable and necessary to protect the legitimate interests of the Company and that any violation of these sections of the Severance Plan by Executive may cause substantial and irreparable harm to the Company. The Parties specifically agree that Sections 6(f) and 9 of the Severance Plan are incorporated hereto by reference and integrated herein. Executive agrees that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Sections 6(f) and 9 of the Severance Plan, and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting Executive from violating the promises in such sections. Executive understands that this provision regarding the issuance of an injunction does not limit any remedies at law or equity otherwise available to the Company.

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4.          Miscellaneous.

(a)          Tax Matters. Executive acknowledges that the Company shall deduct from any compensation payable to Executive or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.

(b)          Retained Property. Executive shall be entitled to retain his Company provided cellphone, laptop and iPad, provided, however, that Executive agrees that he will forward his laptop to Jaime Nielsen at the address set forth in Section 5(b) of the Release of Claims by no later than February 24, 2016 so that the Company may remove from such device all documents and electronic files belonging to the Company from the hard drive. Executive agrees to cooperate with the Company in the removal of such materials, including providing any passwords as may be requested to access the device. The Company agrees to return the laptop to Executive within ten (10) business days after it has received it from Executive in accordance with the terms of this Agreement.

(c)          No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer.

(d)          Beneficiary. If Executive dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Executive may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

(e)          Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(f)          Jurisdiction; Venue. Because (i) the Company is a Minnesota corporation based in Hennepin County, Minnesota, (ii) its significant contracts are governed by Minnesota law, and (iii) it is mutually agreed that it is in the best interests of the Company customers, vendors, suppliers and employees that a uniform body of law consistently interpreted be applied to the relationships that the Company has with other such persons and entities, this Agreement is deemed entered into in the State of Minnesota between the Company and Executive. The Hennepin County District Court or the United States District Court for the District of Minnesota will have exclusive jurisdiction and venue over any disputes between the Company and Executive in any action arising out of or related to either Executive’s or the Company’s obligations under this Agreement. Executive and the Company consent to jurisdiction of those courts and hereby waive any defense of lack of personal jurisdiction or forum non conveniens.

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(g)          Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter.

(h)          Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(i)          No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(j)          Assignment. This Agreement shall not be assignable, in whole or in part, by Executive without the written consent of the Company. The Company may, without the written consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock.

(k)          Separate Representation. Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement.

(l)          Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:

EVINE Live Inc.
6740 Shady Oak Road
Eden Prairie, MN 55344-3433
Attention: Board of Directors

If to Executive:

G. Russell Nuce

2 Bay Colony Court

East Hampton, NY 11937

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With a copy to:

Norris McLaughlin & Marcus, P.A.

875 Third Avenue, 8th Floor

New York, NY 10022

Attn: David T. Harmon, Esq.

or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

(m)          Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(n)          Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The Parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the Parties are unable to agree upon a lawful substitute, the Parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

(o)          Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

[Signature page immediately following]

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IN WITNESS WHEREOF, Executive and the Company have executed this Separation Agreement as of the Agreement Date.

EVINE Live INC.

By:	/s/ Jaime B. Nielsen

By:	/s/ G. Russell Nuce 2/18/16
G. Russell Nuce

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made and entered into by and between EVINE Live Inc. (the “Company”) and G. Russell Nuce (the “Executive”).

BACKGROUND

A.           The Company and Executive are parties to a Separation Agreement, dated February 18, 2016, that, among its terms, provides that the Company will pay Executive certain severance benefits (the “Severance”) upon the termination of Executive’s employment under certain circumstances (the “Separation Agreement”).

B.           Under the Separation Agreement, the Company is not obligated to pay the Severance unless Executive has signed a release of claims in favor of the Company. The parties intend this Agreement to be that release of claims.

NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Company and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.

1.           Company’s Obligations. In return for “Executive’s Obligations” (as defined in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 5 below), the Company will pay to Executive the Severance.

2.           Executive’s Obligations. In return for the Company’s Obligations in Section 1 above, Executive knowingly and voluntarily agrees to the following:

(a)          Executive hereby fully, finally and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal and equitable claims against the Company that Executive has through the date on which Executive signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal and equitable claim(s) of any kind or nature whatsoever including, without limitation, the following:

(i)          All claims that Executive has now, whether Executive now knows about or suspects such claims;

(ii)         All claims for attorney’s fees;

(iii)        All rights and claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and discrimination and retaliation claims of any kind or nature whatsoever under federal, state, or local law, including, for example, claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act (“ADA”), and the Minnesota Human Rights Act (“MHRA”);

(iv)        All claims arising under the Company’s Executives’ Severance Benefit Plan, except for the payments contemplated under the Separation Agreement;

(v)         All claims arising out of Executive’s employment and Executive’s separation from employment with the Company including, for example, any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;

(vi)        All claims for any other compensation, including vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity or bonus pay, other grants of incentive compensation, grants of stock, stock options or other equity based compensation;

(vii)       All claims under the Employee Retirement Income and Security Act of 1974, as amended (“ERISA”); and

(viii)      All claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or separation from employment with the Company.

(b)          Executive will not commence any civil actions against the Company except as necessary to enforce its obligations under this Agreement. The Severance that Executive is receiving in this Agreement has a value that is greater than anything to which Executive is entitled. Other than what Executive is receiving in this Agreement, the Company owes Executive nothing else in return for Executive’s Obligations.

(c)          The Parties agree that this Section 2 does not prohibit Executive from enforcing the terms and obligations imposed upon the Company under the Separation Agreement should the Company be in breach or threatened breach of said Separation Agreement.

3.           Certain Definitions. For purposes of Section 2, “Executive” means G. Russell Nuce and any person or entity that has or obtains any legal rights or claims through G. Russell Nuce. Further, the “Company” means EVINE Live Inc.; and any parent, subsidiary, and affiliated organization or entity in the present or past related to EVINE Live Inc.; and past and present officers, directors, members, stockholders, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or instruction of EVINE Live Inc.

4.           Other Provisions.

(a)          The Company has paid or will pay Executive in full for all reimbursable business expenses, earned annualized salary, and any other earnings through the last day of Executive’s employment.

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(b)          This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

(c)          Nothing in this Agreement affects Executive’s rights in any benefit plan or program in which Executive was a participant while employed by the Company. The terms of such plans and programs control Executive’s rights.

(d)          The Company will indemnify Executive as permitted by and pursuant to any agreement or policy that the Company has adopted relating to indemnification of directors, officers, and employees; and as permitted by and pursuant to any provision of the Company’s articles or by-laws relating to such indemnification. Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy on the terms and conditions of the applicable policy documents and nothing in this Agreement requires Executive to waive any right or claim for coverage under such insurance.

5.           Executive’s Rights to Counsel, Consider, Revoke and Rescind.

(a)          The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b)          Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning on the date on which Executive receives this Agreement. Executive agrees that he was provided this Agreement on February 4, 2016 for consideration. If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired. If Executive delivers the rescission by mail it must be by hand or mail within the 7-day period. If Executive delivers the rescission by mail it must be: (i) Postmarked within 7 calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Company, c/o Jaime Nielsen, SVP of Human Resources, 6740 Shady Oak Road, Eden Prairie, MN 55344-3433; and (iii) sent by certified mail return receipt requested.

(c)          Executive understands that Executive may rescind Executive’s waiver of discrimination claims under the MHRA within 15 calendar days after the date on which Executive signs this Agreement. To rescind this waiver, Executive must put the rescission in writing and deliver it to the Company by hand or mail within the 15-day period. If Executive delivers the rescission by mail it must be: (i) Postmarked within 15 calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Company, c/o Jamie Nielsen, SVP of Human Resources, 6740 Shady Oak Road, Eden Prairie, MN 55344-3433; and (iii) sent by certified mail return receipt requested.

If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, this Agreement will be null and void.

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6.           Non-Admission. The Company and Executive enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.

7.           No Oral Modification or Waiver. This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

8.           Governing Law. This Agreement will be governed by the substantive laws of the State of Minnesota without regard to conflicts of law principles.

9.           Forum Selection-Jurisdiction and Venue. Any disputes arising out of or related to this Agreement or any breach or alleged breach hereof shall be exclusively decided by the Hennepin County District Court in Minnesota. Executive hereby irrevocably consents to the personal jurisdiction of this court in connection with any dispute related to this Agreement, and he expressly waives any defense of inconvenient forum. He further waives any bond, surety, or other security that might be required of the Company with respect to any such dispute.

10.          Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.

11.          Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.

12.          Agreement Freely Entered Into. Executive and the Company have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/its own attorney prior to its execution. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents or attorneys except as set forth in this Agreement. Both parties agree to abide by this Agreement.

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Dated	2/18/16	/s/ G. Russell Nuce
G. Russell Nuce

Dated	February 18, 2016	EVINE Live Inc.

		By:	/s/ Jaime B. Nielsen
			Name:	Jaime Nielsen
			Title:	SVP, Human Resources

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